Exhibit 4.9

PROMISSORY NOTE

FIRSTCARIBBEAN INTERNATIONAL BANK (JAMAICA) LIMITED

J$ Medium Term Promissory Notes due December, 2019

Serial number: 002

AMOUNT: J$ 1,445,000,000.00	ISSUE DATE: December 9, 2016
MATURITY DATE: December 9, 2019

THIS NOTE IS SUBJECT TO TRANSFER RESTRICTIONS WHICH inter alia RESTRICT TRANSFERS TO ACCREDITED INVESTORS SUBJECT TO CONDITIONS.

THIS NOTE MAY BE SUBJECT TO RESALE RESTRICTIONS IMPOSED AND/OR TO BE IMPOSED BY THE FINANCIAL SERVICES COMMISSION OF JAMAICA.

FOR VALUE RECEIVED, FIRSTCARIBBEAN INTERNATIONAL BANK (JAMAICA) LIMITED (the “Issuer”) HEREBY PROMISES TO PAY to the order of JCSD Trustee Services Limited or other registered holder hereof (the “Registered Holder”) the principal sum of One Billion Four Hundred and Forty Five Million JAMAICAN DOLLARS (J$1,445,000,000.00) the “Principal Amount” on or before the Maturity Date (as hereinbefore stipulated).

The Issuer further promises to pay interest on the unpaid principal amount hereof for each day during each Interest Period until the principal amount of the Note is repaid in full, at a rate per annum equal to the Agreed Rate. Accrued interest shall be payable in arrears on each Interest Payment Date. Interest at the relevant rate shall accrue from day to day (as well after as before any judgment) and be prorated on the basis of a 365-day year for the actual number of days in the relevant Interest Period.

If any principal or interest becomes due for payment on a day which is not a Business Day, payment thereof shall be made on the next succeeding Business Day (unless that day falls in the next calendar month in which event such payment shall be made on the immediately preceding Business Day). All payments of principal or interest shall be made upon presentment of this Note at the offices of JCSD Trustee Services Limited of 40 Harbour Street in the City and Parish of Kingston. All payments due under this Note shall be made without set-off or counterclaim.

This Note is one of the Notes referred to in the Trust Deed dated as of the 9th day of December, 2016 (the “Trust Deed”) entered into by the Issuer and JCSD Trustee Services Limited, the Trustee described therein and (1) this Note is issued subject to, and entitled to the benefit of, the provisions of the Trust Deed; and (2) this Note is also entitled to the benefit of the CIBC Guarantee (referred to in the Trust Deed).

This Note is unsecured.

This Note is subject to optional prepayment as provided for by Trust Deed. This Note is also subject to mandatory repayment as provided for by the Trust Deed. Upon the occurrence of one or more of the Events of Default (as set out in the Trust Deed) all amounts then remaining unpaid shall become immediately due and payable,

The Issuer hereby waives notice of dishonour, protest and presentment.

This Note shall be governed by, and construed in accordance with, the laws of Jamaica.

In this Note:

“Agreed Rate of Interest” means 7.65% per annum.

“Interest Payment Date” means (i) in each case the date upon which interest is payable for the preceding Interest Period but, in respect of the last Interest Period, the Maturity Date, being in each case the date upon which interest is payable for the preceding Interest Period, being the final day of such interest Period, or (ii) the date upon which interest may be payable pursuant to a Notice of Acceleration.

“Interest Period” means, in the first instance, the period commencing on the Issue Date and ending on May 31, 2017 and thereafter each six-month period expiring on November 30 and May 31 in each year, but in respect of the last Interest Period, commencing on the penultimate Interest Payment Date and continuing up to but excluding the Maturity Date.

“Maturity Date” means the date (herein provided for by which date the last payment with respect to principal payable under this Note is required to be paid.

“Notice of Acceleration” means a written notice stating that the principal sum owing hereunder has become due and payable (with or without interest) due to the occurrence of an Event of Default (as set forth in the Trust Deed).

IN WITNESS whereof, the Issuer has caused this Note to be duly executed manually on its behalf.

FIRSTCARIBBEAN INTERNATIONAL BANK (JAMAICA) LIMITED

By:	/s/ Nigel Holness	(seal)
Director/Authorised Signatory

By:	/s/ Allison Rattray
Director/Authorised Signatory

By:	/s/ Michelle Sirdar	JCSD Trustee Services Limited
	(Authorised Signatory)	40 Harbor Street
Kingston, Jamaica, W.I.

ENDORSEMENTS

(Endorsee should note the transfer restrictions referred to above. An endorsee should register change of ownership with the Trustee who maintains a Register of Noteholders.)

(1) Pay:		(2) Pay:
	[Name of Transferee]		[Name of Transferee]

By:		By:
	Name:		Name:
	Title:		Title: